Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2025,

SETS RECORD DATE FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 21, 2025 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2025. Highlights include:

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Revenues were $92.7 million for the quarter, a decrease of $4.7 million or -4.8% over last year's fourth quarter and $394.6 million for the fiscal year, a decrease of $25.5 million, or -6.1% over last fiscal year.
•
Earnings per diluted share for the current quarter were $0.35 compared to $0.39 for the same quarter last year. Earnings per diluted share were $1.54 for the fiscal year as compared to $1.64 for the last fiscal year.
•
Gross profit margin for the quarter increased from 28.4% last year to 29.5% this year. Gross profit margin was 29.7% for the fiscal year compared to 29.8% for the prior fiscal year.

Financial Overview

The Company’s revenues for the fourth quarter ended February 28, 2025 were $92.7 million compared to $97.4 million for the same quarter last year, a decrease of 4.8%. Gross profits totaled $27.4 million, or 29.5%, as compared to $27.7 million, or 28.4% for the same quarter last year. Our gross profit margin increased on a sequential basis from 29.3% for the third quarter ended November 30, 2024 to 29.5%. Our net earnings for the quarter were $9.0 million, or $0.35 per diluted share as compared to $10.1 million, or $0.39 per diluted share for the same quarter last year.

The Company’s revenues for the fiscal year ended February 28, 2025 were $394.6 million compared to $420.1 million for the prior fiscal year, a decrease of 6.1%. Gross profits totaled $117.3 million, or 29.7%, as compared to $125.3 million, or 29.8% for the prior fiscal year. Net earnings for the fiscal year were $40.2 million or $1.54 per diluted share, compared to $42.6 million, or $1.64 per diluted share for the prior fiscal year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our performance for the quarter met our expectations. While competitive pricing placed downward pressure on our top line resulting in reduced volume, our gross profit margin showed an increase of 20 basis points from the sequential quarter, increasing from 29.3% to 29.5% and an increase of 110 basis points compared to 28.4% in the same prior year quarter. Our EBITDA declined slightly at $16.5 million or 17.8% of sales for the current quarter compared to the preceding quarter, $18.2 million or 18.2% of sales and compared to the same quarter last year $18.1 million or 18.6% of sales.

“We have completed the implementations of our ERP systems at our recent acquisitions and are beginning to see the margins of most of the acquired businesses to expected levels. These acquisitions generated approximately $2.5 million in revenues for the quarter and $13.2 million in revenues for the year. Diluted earnings per share were positively impacted $0.01 per diluted share for the quarter and positively impacted $0.04 per diluted share for the year. While one of our recent acquisitions has not returned profits as planned, we are acting to improve its performance and are excited to have a more robust pipeline of additional acquisition opportunities in front of us.

“Less cash in the fourth quarter due to a one-time special dividend of $2.50 per share and declining interest rates on our cash and short-term investments of U.S. government treasury bills decreased our interest income which is included in other expense (income). Interest income for the current quarter was $0.8 million compared to $1.3 million for the same quarter last year. Interest income for the fiscal year ended February 28, 2025 was $4.9 million compared to $4.0 million for the prior fiscal year.

“We continue to maintain a strong financial position with $72.5 million in cash and short-term investments and no debt. This year, we returned $92.0 million to shareholders in dividends which included a special dividend of $2.50 per share during the year. Our profitability and strong financial condition will allow us to continue operations and take advantage of acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We continue to focus on returning value to shareholders by delivering profitability and through our quarterly dividends.”

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three and twelve months ended February 28, 2025 and February 29, 2024 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three Months Ended		Twelve Months Ended
	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Net earnings	$9,023	$10,146	$40,222	$42,597
Income tax expense	3,398	3,718	15,232	16,526
Interest expense	—	—	—	—
Depreciation and amortization	4,059	4,217	16,569	17,512
EBITDA (non-GAAP)	$16,480	$18,081	$72,023	$76,635
% of net sales	17.8%	18.6%	18.3%	18.2%

In Other News

The 2025 Annual Meeting of Shareholders will be held on July 17, 2025, with a record date of May 16, 2025.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, and the limited number of available suppliers and variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2024. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
Condensed Consolidated Operating Results	February 28,	February 29,	February 28,	February 29,
	2025	2024	2025	2024
Net sales	$92,701	$97,434	$394,618	$420,109
Cost of goods sold	65,339	69,763	277,324	294,767
Gross profit	27,362	27,671	117,294	125,342
Selling, general and administrative	15,310	14,736	65,378	68,830
Loss (gain) from disposal of assets	37	—	(58)	53
Income from operations	12,015	12,935	51,974	56,459
Other income	(406)	(929)	(3,480)	(2,664)
Earnings before income taxes	12,421	13,864	55,454	59,123
Income tax expense	3,398	3,718	15,232	16,526
Net earnings	$9,023	$10,146	$40,222	$42,597

Weighted average common shares outstanding
Basic	26,019,595	25,852,340	26,025,452	25,842,798
Diluted	26,103,458	25,984,106	26,159,008	25,940,076

Earnings per share
Basic	$0.35	$0.39	$1.55	$1.65
Diluted	$0.35	$0.39	$1.54	$1.64

			February 28,	February 29,
Condensed Consolidated Balance Sheet Information			2025	2024
Assets
Current assets
Cash			$67,000	$81,597
Short-term investments			5,475	29,325
Accounts receivable, net			38,753	47,209
Inventories, net			38,797	40,037
Prepaid expenses			2,715	3,214
Total Current Assets			152,740	201,382
Property, plant & equipment, net			52,586	54,965
Operating lease right-of-use assets, net			9,833	9,827
Goodwill and intangible assets, net			127,619	132,676
Other assets			6,157	340
Total Assets			$348,935	$399,190
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$13,799	$11,846
Accrued expenses			15,339	17,541
Current portion of operating lease liabilities			4,166	4,414
Total Current Liabilities			33,304	33,801
Other non-current liabilities			13,651	15,548
Total liabilities			46,955	49,349
Shareholders' equity			301,980	349,841
Total Liabilities and Shareholders' Equity			$348,935	$399,190

			Twelve Months Ended
			February 28,
Condensed Consolidated Cash Flow Information			2025	2024
Cash provided by operating activities			$65,855	$69,069
Cash provided by (used in) investing activities			13,200	(54,994)
Cash used in financing activities			(93,652)	(26,446)
Change in cash			(14,597)	(12,371)
Cash at beginning of period			81,597	93,968
Cash at end of period			$67,000	$81,597